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                                                                     EXHIBIT 5.1

                               HALE AND DORR LLP
                                60 State Street
                          Boston, Massachusetts 02109
                     ph: (617)526-6000 . fx: (617) 526-5000


                                 July 12, 2000


Network Engines, Inc.
25 Dan Road
Canton, Massachusetts 02021-2817

     Re: Registration Statement on Form S-1
         ----------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-34286) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 7,475,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Network Engines, Inc., a Delaware corporation (the "Company"), including 975,000 Shares issuable upon exercise of an over-allotment option granted by the Company.

     The Shares are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, Dain Rauscher Incorporated, FleetBoston Robertson Stephens Inc. and DLJdirect Inc, as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1 to the Registration Statement.

     We are acting as counsel for the Company in connection with the issue and sales by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.



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Network Engines, Inc.
July 12, 2000
Page 2


     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Validity of Common Stock." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulation of the Commission.


                                               Very truly yours,

                                               /s/ Hale and Dorr LLP

                                               HALE AND DORR LLP